Exhibit 10.1
TERM SHEET
Summarizing Terms and Conditions of Employment for
William H. Hastings to serve as CEO, President and Director of
Magellan Petroleum Corporation
December 11, 2008
     This Term Sheet sets forth the principal terms and conditions under which William H. Hastings (“WHH”) would serve as the President, Chief Executive Officer and a Director of Magellan Petroleum Corporation (the “Company”). Although this Term Sheet summarizes the principal terms and conditions under which WHH would serve in such positions, it is not intended to constitute a complete statement of such terms and conditions or a legally binding agreement between the parties. The specific terms and conditions governing the employment of WHH will be set forth in a mutually acceptable, definitive Employment Agreement entered into between the parties (a “Definitive Agreement”) as soon as practicable after the date hereof.
•	WHH title/responsibilities: Chief Executive Officer, President and Director of Magellan Petroleum Corporation (MPC). In addition, the Board of MPC will recommend that WHH be elected a Director of Magellan Petroleum Australia Limited (MPAL). These roles are full-time commitments. Accordingly, WHH will devote substantially all of his business time and attention to the business and affairs of MPC and MPAL.

•	Base Salary: US$300,000 per year, subject to yearly increase of the greater of 4% or compounded monthly CPI from the prior year. Said sum to be wired to the WHH account monthly.

•	Term: Five (5) years.

•	Annual Bonus: None, although in the ordinary course of business, the Company’s Compensation Committee may consider and pay bonuses commensurate with WHH’s and the Company’s performance.

•	Severance: If at any time prior to the end of the 5-year term, the Company terminates WHH’s employment without Cause or WHH resigns for Good Reason, WHH would be entitled to continue to receive his then-current base salary for the rest of the 5-year term, with a minimum severance period of two years.

•	Location: WHH will be permitted to work remotely from Portland, Maine, with a view toward moving the Company’s main office and official headquarters to Portland by March 1, 2009.

•	Stock Options: WHH will be entitled to receive an initial grant of non-qualified stock options, which shall be subject to shareholder approval, covering 3.1 million shares of the common stock of the Company at an exercise price equal to $1.20 per share, the vesting of which shall be as follows:
▪	Options covering 2.1 million shares will vest in three equal annual installments, commencing twelve months after the effective date of WHH’s employment with the Company.

▪	Options covering an additional 1 million shares will vest upon the attainment of either of the following mutually acceptable performance goals: (i) upon monetizing tail gas at a price (or trade value) acceptable to the Board of Directors of the Company, or (ii) upon the trading price of the Company’s common stock being greater than $1.50 per share for a period of sixty consecutive days.
The options would provide for a cashless exercise using a third party to execute the transaction pursuant to corporate counsel guidance. The vesting of the options would accelerate upon: (i) a change of control of the Company, (ii) upon the termination of WHH’s employment by the Company without Cause, or (iii) upon WHH’s resignation from the Company for Good Reason. In the event that shareholder approval of the foregoing options is not obtained, WHH’s base salary would be adjusted to bring it to the median of a peer group identified and selected by MPC’s compensation consultant.

Raising capital will be a primary goal of WHH’s responsibilities as the CEO of MPC. In the event that MPC consummates a significant capital raising transaction, WHH would be entitled to receive additional options with a strike price equal to the price at which such additional capital is issued.

•	Non-Compete: WHH would be bound by a customary non-compete agreement during his employment with the Company and for two years after termination of his employment for any reason whether voluntarily or involuntarily and whether with or without Cause or Good Reason. The applicable jurisdiction for the non-compete would be everywhere the Company holds material mineral assets or otherwise is actively engaged in the business or has definitive plans to do so within the following 12 months.

•	Leased Automobile: The Company would lease an auto for WHH’s use.

•	Business Expenses: The Company would reimburse WHH for his reasonable travel and other business expenses incurred in connection with his service as CEO, President and Director of the Company.

•	Advisory Expenses: The Company will reimburse WHH, on an as-incurred basis, for his out-of-pocket expenses reasonably incurred by WHH in connection with considering, negotiating and documenting his employment and compensation arrangements, including the fees of legal counsel and tax advisors.

•	Vacation: WHH would be entitled to 4 weeks of vacation per year.

•	Director Liability: The Company would enter into a customary Indemnity Agreement with WHH, whereby the Company would agree to indemnify WHH to the fullest extent allowed by law for any claims related to WHH’s service to the Company as CEO, President and/or Director, and the Company would agree to acquire and maintain appropriate D&O liability insurance with tail coverage.